EXHIBIT 99.2

Press Release

GeoPharma, Inc. to Focus on its Pharmaceuticals

Terminates Agreement with AMERIGROUP

Largo, FL.—May 1, 2007 – GeoPharma, Inc. (NASDAQ: GORX) – GeoPharma, Inc. (the “Company”) announced today that AMERIGROUP New York, LLC (“AMERIGROUP”) and the Company have agreed to an amicable mutual termination of their Pharmacy Benefit Management and Services Agreement (the “Agreement”) in a manner that will allow each party to pursue their respective business interests. Under the Agreement, the Company previously managed AMERIGROUP’s health care plan members and administrated the members’ related pharmacy claims. The Company has made a decision to concentrate its efforts on its core business, which involves the manufacturing, packaging, and distribution of private label dietary and nutritional supplements, over-the-counter and generic drugs, and health and beauty products. The termination of the Agreement will become effective on May 15, 2007, unless extended by the parties for one or more thirty (30) day periods as needed for the transition of services to another pharmacy vendor. The termination of the Agreement is not expected to have a material impact on the Company’s net profit.

“The Company has enjoyed its relationship with AMERIGROUP. However, we believe that it is time for the Company to focus all of its attention on its core operations, and we believe this will enhance the value of our business,” stated Chairman, Jugal K. Taneja.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.hoodiadexL10.com and www.onlineihp.com.

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.